Exhibit 3.1

E-Filed

Colorado Secretary of State
ID#: 20171200005
Document #: 20251665223
Filed on: 06/16/2025 09:34:29 AM
Paid: $25.00

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents, visit www.coloradosos.gov.

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

   ID number: 20171200005
   (Colorado Secretary of State ID number)

   Entity name: Venu Holding Corporation.

2. The new entity name (if applicable) is ______________________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
   ☒ This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. ***(Caution**: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

   (If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

   The delayed effective date and, if applicable, time of this document is/are ______________________.
   (mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

Roth	JW		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

1755 Telstar Dr Ste 501
(Street name and number or Post Office Box information)

Colorado Springs	CO	80920
(City)	*(State)*	*(Postal/Zip Code)*

	United States
(Province – if applicable)	*(Country – if not US)*

AMD_PC Page 1 of 2 Rev. 12/20/2016

CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS

OF

SERIES B 4% CONVERTIBLE PREFERRED STOCK

Venu Holding Corporation, a corporation organized and existing under and by virtue of the provisions of the Colorado Business Corporation Act (the “Act”),

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Venu Holding Corporation, a Colorado corporation (the “Corporation”);

SECOND: The Corporation’s Articles of Incorporation (the “Articles”) authorize the issuance of up to 150,000,000 shares of stock, par value $0.001 per share, consisting of up to (i) 144,000,000 shares of Common Stock (“Common Stock”), (ii) 1,000,000 shares of Class B Common Stock (“Class B Common Stock”), and (iii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”) in one or more series, and expressly authorize the board of directors of the Corporation (the “Board”), subject to limitations prescribed by law, to establish and fix for each such series of Preferred Stock such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations and restrictions of the shares of such series;

THIRD: Pursuant to the authority expressly granted to and vested in the Board under the Act and by Article V of the Articles, there is hereby created, and the Corporation is hereby authorized to issue, a series of convertible Preferred Stock, par value $0.001 per share, which shall have, in addition to the rights, restrictions, preferences and privileges set forth in the Articles, the following terms, conditions, rights, restrictions, preferences and privileges:

1. Designation of Series B 4% Convertible Preferred Stock. A series of Preferred Stock shall consist of 675 shares and shall be designated as “Series B 4% Convertible Preferred Stock” (the “Series B Preferred Stock”). Except as provided in this Certificate of Designation, Preferences, and Rights (this “Certificate”), the number of shares of Series B Preferred Stock may be decreased by resolution of the Board and included as undesignated authorized preferred stock, provided that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares of Series B Preferred Stock then outstanding, plus such amount as may be issued as dividends on the Series B Preferred Stock and provided that any cancelled shares of Series B Preferred Stock may not be reissued.

2. Voting. The holders of Series B Preferred Stock shall not have any voting rights and powers, other than those set forth in the Corporation’s Articles (including this Certificate) or as required by law.

3. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidity Event”), distributions to shareholders of the Corporation shall be made in the following manner:

(a) Each holder of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to holders of Common Stock or any other series of Preferred Stock that is junior in priority to the Series B Preferred Stock, by reason of their ownership of such stock, an amount equal to the stated value of $15,000.00 per share of Series B Preferred Stock (the “Stated Value”), which, for the avoidance of doubt, includes any accrued but unpaid dividends up to the date of the Liquidity Event as described elsewhere herein (the “Preference Amount”). Upon payment in full of the Preference Amount, the holders of Series B Preferred Stock, as such, shall not receive any additional payments from the Corporation. In the event the funds or assets legally available for distribution to the holders of Series B Preferred Stock are insufficient to pay in full the Preference Amount as described above, all funds or assets available for distribution to the holders of the Corporation’s capital stock shall be paid to the holders of Series B Preferred Stock pro rata based on the full Preference Amount to which each such holder is entitled.

(b) Upon completion of the distributions required by Section 3(a) of this Certificate, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the then outstanding shares of Common Stock (ratably across the outstanding series) and any other series of Preferred Stock that is junior to the Series B Preferred Stock in accordance with the Articles (including any certificate of designations then filed for any existing series of junior Preferred Stock).

4. Dividends.

(a) From and after the date of the initial issuance of any shares of Series B Preferred Stock, the holders of Series B Preferred Stock shall be entitled to receive, and the Corporation shall pay as described herein, cumulative, non-compounding dividends or distributions at an annual rate of 4% of the Stated Value per share of Series B Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock (the “Series B Dividends”). The Series B Dividends shall accrue without interest and accumulate, whether or not earned or declared, on each issued and outstanding share of the Series B Preferred Stock from (and including) the original date of issuance of such share. Such Series B Dividends shall accrue during two semi-annual dividend periods commencing on the first day of each January and July and ending on and including the day preceding the first day of the next succeeding period (each, a “Dividend Period”) and shall be payable semi-annually in arrears on January 15th and July 15th of each year (each such date, a “Dividend Payment Date”); provided, that (i) the first Series B Dividend shall accrue beginning, and the corresponding Dividend Period shall commence, on the initial issuance of such Series B Preferred Stock; (ii) shares of Series B Preferred Stock issued during any Dividend Period after the Dividend Record Date (as defined below) for such Dividend Period shall only begin to accrue dividends on the first day of the next Dividend Period; and that (iii) if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date (if declared) may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. For purposes of this Certificate, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open. Any dividend payable for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Series B Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the first (1st) day of the month in which the applicable Dividend Payment Date occurs, or such other date designated by the Board or an officer of the Corporation duly authorized by the Board for the payment of dividends that is not more than thirty (30) nor less than ten (10) days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).

(b) The Series B Dividends shall be payable in cash or, at the Corporation’s sole discretion, in the form of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock; provided, that the Series B Dividends shall only be paid in the form of shares of Common Stock to the extent that any such shares of Common Stock are the subject of an effective registration statement that registers the resale of such shares under the Securities Act of 1933, as amended (the “1933 Act”) or may be resold by the holder under Rule 144 promulgated under the 1933 Act. Any shares of Common Stock payable in connection with the Series B Dividends shall not be subject to any contractual restrictions on resale and shall be issued at a price equal to the dollar volume-weighted average price for the Common Stock during the final ten Trading Days of each Dividend Period (the “VWAP”). A “Trading Day” is any day on which the Common Stock is traded on the principal securities exchange or securities market on which the Common Stock is then traded. The VWAP shall be determined based on the trading prices of the Common Stock on the principal market or exchange during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the trading prices of the Common Stock on the over-the-counter market on the electronic bulletin board during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for the Common Stock by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc.

(c) No Series B Dividend will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under Colorado law or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, Series B Dividends shall continue to accrue without interest and accumulate regardless of whether: (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board. Accrued and unpaid dividends will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption of the shares, as the case may be.

(d) Holders of shares of Series B Preferred Stock shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the shares as described in this Section 4. Any dividend payment made on the shares of Series B Preferred Stock shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

5. Conversion Rights. The holders of shares of Series B Preferred Stock shall have the following conversion rights:

(a) Optional Conversion at Election of Holder. Subject to and in compliance with the provisions of this Section 5, any shares of Series B Preferred Stock may, at the option of the holder thereof, be converted at any time or from time to time, into fully paid and non-assessable shares of Common Stock. Each share of Series B Preferred Stock shall be convertible into one thousand (1,000) shares of Common Stock (the “Conversion Ratio”), plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Conversion Date (as defined below). The Conversion Ratio shall be adjusted for stock splits, stock dividends, recapitalizations or similar events. To exercise the conversion right set forth in this Section 5(a), a holder of shares of Series B Preferred Stock shall give written notice to the Corporation at its principal office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificates for shares of Common Stock issuable upon such conversion shall be issued or recorded.

(b) Optional Conversion at Election of Corporation. If the last closing trade price for the Common Stock on the principal securities exchange or trading market where such Common Stock is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such Common Stock in the over-the-counter market on the electronic bulletin board for such Common Stock as reported by Bloomberg, or, if no closing trade price, respectively, is reported for such security by Bloomberg, the average closing price of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc (as appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period) (the “Closing Sale Price”) during twenty (20) Trading Days out of any thirty (30) consecutive Trading Day period ending and including the applicable Forced Conversion Notice Date (as defined below) has been at or above $20.00 per share (as may be adjusted for any stock splits, stock dividends, recapitalizations or similar events), then the Corporation shall have the right, but not the obligation, to require holders of the Series B Preferred Stock to convert all, or any portion of, the shares of Series B Preferred Stock held by such holder for Common Stock in accordance with this Section 5(b) (the “Forced Conversion”) on the Forced Conversion Date. The Corporation may exercise its right to require a Forced Conversion by delivering a written notice thereof by email, facsimile or overnight courier to the holders of Series B Preferred Stock (the “Forced Conversion Notice” and the date all of the holders of Series B Preferred Stock received such notice is referred to as the “Forced Conversion Notice Date”). Each share of Series B Preferred Stock shall convert into shares of Common Stock based on the Conversion Ratio described in Section 5(a), plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Conversion Date (as defined below). The Forced Conversion Notice shall (x) state the date on which the Forced Conversion shall occur (the “Forced Conversion Date”), which date shall not be less than five (5) calendar days nor more than twenty (20) calendar days following the Forced Conversion Notice Date, and (y) state the aggregate number of shares of Series B Preferred Stock which are being converted in such Forced Conversion from all of the holders pursuant to this Section 5(b) on the Forced Conversion Date. If the Corporation has elected a Forced Conversion, the mechanics of conversion set forth in Section 5(c) shall apply. If the Corporation elects to cause a Forced Conversion pursuant to this Section 5(b) then it shall simultaneously take the same action with respect to all of the other shares of Series B Preferred Stock then outstanding on a pro rata basis.

(c) Procedure Upon Conversion. A holder of shares of Series B Preferred Stock shall surrender the certificates representing the shares being converted to the Corporation at its principal office (if the Corporation’s shares are certificated). The certificates for shares Series B Preferred Stock surrendered for conversion, if any, shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificates, if any representing the shares of Series B Preferred Stock being converted, shall be deemed the “Conversion Date.” As promptly as practicable after the Conversion Date, but in no event after the fifth (5th) Business Day after the Conversion Date, the Corporation shall issue and deliver certificates to each holder of shares of Series B Preferred Stock so converted. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series B Preferred Stock shall cease and the person or persons in whose name or names any certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(d) Partial Conversion. In the event some but not all of the shares of Series B Preferred Stock represented by a certificate surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series B Preferred Stock which were not converted.

(e) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(f) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation. Alternatively, in accordance with C.R.S. §7-90-105, any notice may be provided to holders of shares of Series B Preferred Stock may be delivered by electronic transmission directed to a holders electronic-mail address that appears in the records of the Corporation.

(g) Limitations of Conversion.

(i) Notwithstanding anything to the contrary contained in this Certificate, the number of shares of Common Stock that may be acquired by the holder upon conversion of the Series B Preferred Stock (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion) (the “Beneficial Ownership Limitation”), and such shares of Common Stock issuable upon conversion of the Series B Preferred Stock that may otherwise be acquired by the holder upon such conversion (or other issuance) shall be held in abeyance for the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Beneficial Ownership Limitation). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The holder, upon not less than thirty (30) days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation, provided, that the Beneficial Ownership Limitation shall not exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series B Preferred Stock held by the holder and the provisions of this Section 5 shall continue to apply. Any such increase or decrease will not be effective until the thirty-first (31st) day after such notice is delivered to the Corporation. The provisions of this Section 5(g)(i) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(g)(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder.

(ii) Primary Market Limitation. Notwithstanding anything in this Certificate to the contrary, the Company shall not issue any shares of Common Stock upon conversion of the Series B Preferred Stock, or otherwise, if the issuance of such shares of Common Stock, together with any shares of Common Stock issued in connection with any other related transactions that may be considered part of the same series of transactions, would exceed the aggregate number shares of Common Stock that the Company may issue in a transaction in compliance with the Company’s obligations under the rules or regulations of the NYSE American LLC (“NYSE American”) except that such limitation shall not apply if the Company’s has obtained the shareholder approval in accordance with the applicable provisions of Section 713 of the NYSE American Company Guide.

(h) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of any Series B Preferred Stock, or delivered to satisfy Series B Dividends, shall be made without charge to the holders thereof for any issuance tax in respect thereof; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares of Series B Preferred Stock that are being converted.

(i) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred Stock in any manner which interferes with the timely conversion of such shares of Series B Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

6. Redemption.

(a) Optional Redemption at Election of Corporation. The Corporation shall have the right (but not the obligation) to redeem the Series B Preferred Stock, in whole or in part at any time after the fifth anniversary of the date of the first sale of the Series B Preferred Stock and continuing indefinitely thereafter, at the option of the Corporation in the Corporation’s sole discretion, for cash, at $15,000.00 per share, plus the amounts indicated in Section 6(e) below (the “Redemption Price”). To exercise this redemption right, the Corporation shall deliver written notice to each holder of Series B Preferred Stock that all or part of the Series B Preferred Stock will be redeemed (the “Corporation Redemption Notice”) on a date that is no earlier than twenty (20) and no later than sixty (60) days after the date of the Corporation Redemption Notice (such date, the “Corporation Call Date”). Notwithstanding the forgoing, upon receipt of a Corporation Redemption Notice, each holder of shares of Series B Preferred Stock shall be entitled to convert all of the shares of Series B Preferred Stock into shares of Common Stock at any time prior to the Corporation Call Date in accordance with the procedures described in Section 5(a) of this Certificate.

(b) Optional Redemption at Election of Holders of Series Preferred Stock. Upon either (i) the Corporation (directly, or through a subsidiary) failing to complete construction and open the amphitheaters intended for the hosting of concerts and events open to the public in each of the greater McKinney, Texas and Tulsa, Oklahoma metropolitan areas (together, the “Venues”) as contemplated in the Management Services Agreement by and between the Corporation and Aramark Sports and Entertainment Services, LLC (or an affiliate thereof) or other binding obligation, agreement or instrument by and between such parties with respect to certain food, beverage, catering, and concession services, retail services, and custodial, grounds, and facility maintenance services provided by Aramark Sports and Entertainment Services, LLC (such Master Services Agreement or other binding obligation, agreement, or instrument are referred to as the “MSA”), by August 14, 2027, or (ii) the reorganization, consolidation, merger or other transaction of the Corporation with or into any other corporation or corporations or other entities (other than a wholly-owned subsidiary of the Corporation) resulting in the Corporation’s shareholders immediately prior to such transaction or series of related transactions holding less than fifty percent (50%) of the voting power of the entity surviving or continuing (including the corporation or the entity owning all or substantially all of the assets of the Corporation) following such transaction or series of related transactions (but excluding any merger effected solely for the purposes of changing the domicile of the Corporation) and continuing indefinitely, each holder of shares of Series B Preferred Stock shall have the right (but not the obligation) at the holder’s option, to cause the Corporation to redeem all shares of Series B Preferred Stock then held by such holder, for cash, at $15,000.00 per share, plus the amounts indicated in Section 6(e) below. To exercise this redemption right, the holder shall deliver written notice to the Corporation (the “Holder Redemption Notice”) that all of the shares of Series B Preferred Stock held by the holder will be redeemed on a date that is no earlier than twenty (20) and no later than sixty (60) days after the date of the Holder Redemption Notice (such date, the “Holder Call Date”). The Holder Redemption Notice shall be mailed by first class mail to the Corporation at the principal business address of the Corporation and shall state that the holder is electing to cause the Corporation to redeem all shares of Series B Preferred Stock then held by the holder and as reflected on the Corporation’s records and any other information required by law or by the applicable rules of any exchange or national securities market upon which the shares of Series B Preferred Stock may be listed or admitted for trading. Notice having been mailed as aforesaid, from and after the Holder Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the shares of Series B Preferred Stock so called for redemption shall cease to accrue, (ii) said shares of Series B Preferred Stock shall no longer be deemed to be outstanding, and (iii) all rights of the holder thereof as a holder of shares of Series B Preferred Stock shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon).

(c) Mandatory Redemption. The Corporation shall redeem all issued and outstanding shares of Series B Preferred Stock upon termination by the Corporation of the MSA and the parties (or their affiliates) terminate their relationship do not enter into a successor agreement or arrangement with each other in connection therewith for the continuation of services at, or for the Venues (the “MSA Termination”) for cash, at $15,000.00 per share, plus the amounts indicated in Section 6(e) below (the “Mandatory Redemption”). The Corporation shall cause the Mandatory Redemption to occur on a date that is no later than forty-five (45) calendar days after the MSA Termination (such date, the “Mandatory Call Date”).

(d) Corporation Redemption Procedures. The Corporation Redemption Notice shall be mailed by first class mail to each holder of record of Series B Preferred Stock to be redeemed at the address of each such holder as shown on the Corporation’s records. Neither the failure to mail any notice required by this Section 6, nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Corporation Call Date; (2) the number of shares of Series B Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price plus accumulated accrued and unpaid dividends through the Corporation Call Date (determined as set forth in Section 6(e) below); (4) if any shares of Series B Preferred Stock are represented by certificates, the place or places at which certificates for such shares are to be surrendered; (5) that dividends on the shares of Series B Preferred Stock to be redeemed shall cease to accrue on such Corporation Call Date except as otherwise provided herein; and (6) any other information required by law or by the applicable rules of any exchange or national securities market upon which the shares of Series B Preferred Stock may be listed or admitted for trading. Notice having been mailed as aforesaid, from and after the Corporation Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the shares of Series B Preferred Stock so called for redemption shall cease to accrue, (ii) said shares of Series B Preferred Stock shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of shares of Series B Preferred Stock shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed pursuant to the Corporation’s exercise of its redemption right under Section 6(a), the shares of Series B Preferred Stock to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Corporation.

(e) Unpaid Dividends. Upon any redemption of Series B Preferred Stock pursuant to this Section 6, the Corporation shall, subject to the next sentence, pay any accumulated accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Corporation Call Date, the Holder Call Date, or the Mandatory Call Date, as applicable (collectively, the “Call Dates”). If the date of the applicable Call Dates falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, then each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such Series B Preferred Stock before such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Stock called for redemption.

7. Ranking. The Series B Preferred Stock shall be deemed to rank (i) senior to the Common Stock, (ii) pari passu to the Company’s Series A 8.0% Cumulative Redeemable Convertible Preferred Stock; and (iii) not less than pari passu to other Preferred Stock, if any (unless approved by the holders of a majority of the then outstanding Series B Preferred Stock), as to the payment of dividends and as to distribution of assets upon a Liquidity Event, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the shares of Common Stock.

8. No Impairment. The Corporation, whether by amendment of this Certificate or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but at all times in good faith shall assist in the carrying out of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series B Preferred Stock under this Certificate against impairment.

9. No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Designation, Preferences and Rights on behalf of the Corporation this 16th day of June 2025.

By:	/s/ J.W. Roth
Name:	J.W. Roth
Title:	Chief Executive Officer and Chairman